Exhibit 99.1

CIT Declares Dividends

NEW YORK — Oct. 17, 2019 — CIT Group Inc. (NYSE: CIT) today announced that its board of directors has declared a quarterly cash dividend of $0.35 per common share on its outstanding common stock. The common stock dividend is payable on Nov. 22, 2019 to common shareholders of record as of Nov. 8, 2019.

CIT’s board also has declared the semi-annual dividend on the Series A preferred stock of $29.00 per share payable on Dec. 16, 2019 to preferred stockholders of record as of Nov. 29, 2019.

About CIT

CIT is a leading national bank focused on empowering businesses and personal savers with the financial agility to navigate their goals. CIT Group Inc. (NYSE: CIT) is a financial holding company with over a century of experience, approximately $50 billion in assets as of June 30, 2019, and operates a principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender). The company’s commercial banking segment includes commercial financing, real estate financing, equipment financing, factoring and railcar financing. CIT’s consumer banking segment includes its national online bank, CIT Bank, and a Southern California branch bank, OneWest Bank, a division of CIT Bank, N.A. Discover more at cit.com/about.

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MEDIA RELATIONS:

Gina Proia

212-771-6008

Gina.Proia@cit.com

INVESTOR RELATIONS:

Barbara Callahan

973-740-5058

Barbara.Callahan@cit.com